Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

ICHOR HOLDINGS, LLC,

CAL-WELD, INC.,

RICHARD A. OLAZABA REVOCABLE TRUST U/D/T DATED MARCH 9, 2011,

AND, SOLELY FOR THE PURPOSES OF SECTION 9.14,

RICHARD A. OLAZABA

DATED AS OF JULY 27, 2017

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5.3	Absence of Conflicts	27
5.4	Brokerage	27
5.5	Litigation	27
5.6	Governmental Authorities and Consents	27

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		27
6.1	Organization and Corporate Power	27
6.2	Authorization of Transaction	28
6.3	No Conflicts	28
6.4	Governmental Authorities and Consents	28
6.5	Litigation	28
6.6	Brokerage	28
6.7	Investment Purpose	28
6.8	Independent Investigation; No Reliance	28
6.9	Financing	29

ARTICLE VII SURVIVAL AND RELATED MATTERS		29
7.1	Survival	29
7.2	Indemnification	29
7.3	Offset	34
7.4	Sole Recourse	34
7.5	Escrow Matters	34

ARTICLE VIII ADDITIONAL AGREEMENTS		34
8.1	Tax Matters	34
8.2	Press Releases and Announcements	36
8.3	Further Transfers	36
8.4	Expenses	36
8.5	Employee Matters	37
8.6	Email Forwarding	37

ARTICLE IX MISCELLANEOUS		38
9.1	Amendment and Waiver	38
9.2	Notices	38
9.3	Binding Agreement; Assignment	39
9.4	Severability	39
9.5	Construction	39
9.6	Captions	40
9.7	Entire Agreement	40
9.8	Counterparts	40
9.9	Governing Law	40
9.10	Delivery by Facsimile or Electronic Mail	40
9.11	Releases	41
9.12	No Third-Party Beneficiaries	41
9.13	Incorporation of Appendices, Exhibits and Schedules	42
9.14	Guarantee	42

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INDEX OF EXHIBITS

Exhibit A	New 4302 Lease
Exhibit B	New 4308 Lease
Exhibit C	Escrow Agreement
Exhibit D	Restrictive Covenant Agreement

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of July 27, 2017, by and among Ichor Holdings, LLC, a Delaware limited liability company (“Buyer”), Cal-Weld, Inc., a California corporation (the “Company”), Richard A. Olazaba Revocable Trust u/d/t dated March 9, 2011 (the “Seller”) and, solely for the purposes of Section 9.14, Richard A. Olazaba, an individual residing in the State of Hawaii (“Guarantor”). Buyer, the Company, the Seller and Guarantor are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Company engages in the design and manufacture of precision high purity equipment, sub-systems and components (the “Business”);

WHEREAS, the Seller owns one hundred percent (100%) of the issued and outstanding share capital of the Company; and

WHEREAS, Buyer desires to acquire from the Seller, and the Seller desires to sell to Buyer all of the issued and outstanding share capital (collectively, the “Shares”) of the Company upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“4302 Lease” means that certain Commercial Single-Tenant Lease dated November 19, 2012 by and between Richard A. Olazaba Revocable Trust and the Company, as amended.

“4308 Lease” means that certain Lease dated July 1, 2011, by and between the Diana Olazaba Revocable Trust and the Company, as amended.

“Accounting Arbitrator” shall have the meaning set forth in Section 2.3(c)(ii).

“Actual Indebtedness” shall have the meaning set forth in Section 2.3(b).

“Actual Transaction Expenses” shall have the meaning set forth in Section 2.3(b).

“Actual Working Capital” shall have the meaning set forth in Section 2.3(b).

“Adjusted Purchase Amount” shall have the meaning set forth in Section 2.3(d)(i).

“Adjustment Escrow Amount” means an amount equal to one million dollars ($1,000,000).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Affordable Care Act” means the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010, as amended, and, in each case, all regulations and guidance issued thereunder and relating thereto.

“Agreement” shall have the meaning set forth in the Preamble.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by Law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Parties” shall have the meaning set forth in Section 7.2(a).

“Cap” shall have the meaning set forth in Section 7.2(a).

“Cash” means the aggregate amount of all unrestricted cash and cash equivalents (including marketable securities, short term investments, liquid instruments, the amount of any received and uncleared checks, wires or drafts, but not including the amount of any issued but uncleared checks).

“Claims” shall have the meaning set forth in Section 9.13.

“Closing” shall have the meaning set forth in Section 2.4(a).

“Closing Purchase Amount” means an amount in cash equal to (i) the Purchase Price, plus (ii) the Estimated Working Capital Excess, if any, minus (iii) the Estimated Working Capital Deficit, if any, minus (iv) the Estimated Indebtedness, if any, minus (v) the Estimated Transaction Expenses, plus (vi) the Estimated Cash, if any, minus (vii) the Escrow Amount.

“Closing Statement” shall have the meaning set forth in Section 2.3(b).

“Closing Transactions” shall have the meaning set forth in Section 2.4(b).

“COBRA” means Sections 601 et. seq. of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” shall have the meaning set forth in the Preamble.

“Company Contracts” shall have the meaning set forth in Section 4.11(b).

“Company Products” means all product and service offerings of the Company that are currently offered for sale, sold, licensed, distributed, or otherwise made available to third parties in return for consideration by the Company.

“Company Proprietary Rights” shall have the meaning set forth in Section 4.12(b).

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which the Company is a party or by which any of its assets are bound.

“Deductible” shall have the meaning set forth in Section 7.2(a).

“Disclosure Schedules” shall have the meaning set forth in Section 9.5.

“Dispute Notice” shall have the meaning set forth in Section 2.3(c)(ii).

“Dollar” or “$” means U.S. Dollars.

“Employee Benefit Plans” shall have the meaning set forth in Section 4.17(a).

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and (b) general principles of equity.

“Environmental Law” means any Law with respect to pollution, the protection or preservation of the environment, or public or worker health and safety, including any Law relating to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business, whether or not incorporated, that, together with the Company, is or was, at a relevant time with respect to which the Company has any Liability, treated as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Account” means the escrow account established by the Escrow Agent to hold the Escrow Amount.

“Escrow Agent” means SunTrust Bank, a Georgia banking corporation.

“Escrow Agreement” means that certain Escrow Agreement in the form attached hereto as Exhibit C.

“Escrow Amount” means, collectively, the Indemnification Escrow Amount and the Adjustment Escrow Amount.

“Escrow Release Date” shall have the meaning set forth in Section 7.5.

“Estimated Cash” shall have the meaning set forth in Section 2.3(a).

“Estimated Closing Statement” shall have the meaning set forth in Section 2.3(a).

“Estimated Indebtedness” shall have the meaning set forth in Section 2.3(a).

“Estimated Transaction Expenses” shall have the meaning set forth in Section 2.3(a).

“Estimated Working Capital” shall have the meaning set forth in Section 2.3(a).

“Estimated Working Capital Deficit” means the excess, if any, of (i) Target Working Capital, over (ii) the Estimated Working Capital.

“Estimated Working Capital Excess” means the excess, if any, of (i) the Estimated Working Capital, over (ii) Target Working Capital.

“Excess Amount” shall have the meaning set forth in Section 2.3(d)(i).

“Final Cash” shall have the meaning set forth in Section 2.3(c)(i).

“Final Indebtedness” shall have the meaning set forth in Section 2.3(c)(i).

“Final Transaction Expenses” shall have the meaning set forth in Section 2.3(c)(i).

“Final Working Capital” shall have the meaning set forth in Section 2.3(c)(i).

“Financial Statements” shall have the meaning set forth in Section 4.6.

“Fundamental Representations” shall have the meaning set forth in Section 7.1.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States as promulgated by all relevant accounting authorities.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) (public or private) of competent jurisdiction.

“Hazardous Materials” means any material, waste or other substance (i) for which Liability or standards of conduct may be imposed under any Environmental Law, (ii) that is defined, determined, or identified as hazardous or toxic under, or regulated by, any Environmental Law, or (iii) the release of which is prohibited under any Environmental Law, including petroleum and petroleum products and byproducts, polychlorinated biphenyls, asbestos, lead and radiation.

“Indebtedness” means, without duplication, (i) any obligation for borrowed money, in respect of loans or advances, or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other similar instrument (including any seller notes, deferred purchase price obligations, contingent payment obligations, conditional sale obligations, earnout obligations or similar obligations issued or entered into in connection with an acquisition), (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of a Person, (v) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (vi) any Liabilities under leases required under GAAP to be capitalized for which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (ix) any amounts owed to any Person under any noncompetition arrangements (other than noncompetition arrangements provided in connection with the transactions contemplated herein), (x) any Liability of the Company under deferred compensation plans, phantom stock plans or similar arrangements and the employer portion of payroll Taxes relating thereto made payable in whole or in part as a result of the transactions contemplated herein, (xi) all interest rate protection agreements (valued on a market quotation basis), (xii) all outstanding checks that will ultimately be funded through a Person’s line of credit or other borrowed money (to the extent not already taken into account in the definition of Cash hereunder), (xiii) any off-balance sheet financing of a Person (but excluding all operating leases), (xiv) any Taxes payable by the Company as of the date hereof (or, if later, the date of the Closing), calculated in accordance with GAAP, and (xv) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the date hereof, and (xvi) all guarantees of such Person in connection with any of the foregoing (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse).

“Indemnification Escrow Amount” means an amount equal to Five Million Dollars ($5,000,000).

“Indemnified Party” shall have the meaning set forth in Section 7.2(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 7.2(c)(i).

“Insiders” shall have the meaning set forth in Section 4.19.

“IT Systems” means computer software and hardware, and other elements of automated communications equipment or data or information processing systems, including any outsourced systems used or relied upon by the Company.

“Item of Dispute” shall have the meaning set forth in Section 2.3(c)(ii).

“Knowledge” as used in the phrases “to the Knowledge of the Seller,” “to the Seller’s Knowledge,” “to the Knowledge of the Company,” “to the Company’s Knowledge” or phrases of similar import means the knowledge or awareness (following a reasonably diligent inquiry) of Richard A. Olazaba, Mitch Short, Ron Walsworth and Eric Hynes.

“Latest Balance Sheet” shall have the meaning set forth in Section 4.6(ii).

“Law” means any applicable federal, state, local or foreign law (including common law), constitution, statute, rule, regulation, ordinance, Permit, order, writ, award (including the award of any arbitrator to the extent enforceable by any Governmental Authority), injunction, judgment, determination or decree of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other liability of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Licenses” shall have the meaning set forth in Section 4.15.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against the Company, the Seller or any of their Affiliates, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Loss” shall have the meaning set forth in Section 7.2(a).

“Losses” shall have the meaning set forth in Section 7.2(a).

“Material Adverse Effect” means any event, circumstance, state of facts, change or development that has, or would reasonably be expected to have, a material and adverse effect, change or development upon the business, operations, assets, liabilities, condition (financial or otherwise) or employees or business relations of the Company taken as a whole.

“Material Customer” shall have the meaning set forth in Section 4.24.

“Material Supplier” shall have the meaning set forth in Section 4.24.

“Mini-Basket” shall have the meaning set forth in Section 7.2(a).

“Net Overhead Capitalization Tax Cost” means the excess of the Net Inventory Adjustment over the Net Inventory Tax Basis.

“Net Inventory Adjustment” means the amount of Taxes of the Company (or, following the Closing, Buyer or any Affiliate of Buyer) for any taxable period (whether ending before, on, or after the Closing Date) taking into account (A) the capitalization of overhead expenses pursuant to the inventory accounting method required under Section 263A of the Code (for the avoidance of doubt, including Taxes incurred over multiple taxable periods under Section 481(a) of the Code in connection with such capitalization) and any other capitalization of indirect costs and/or direct costs that were not previously capitalized for income tax purposes and (B) deductions attributable to obsolete, damaged or otherwise non-salable inventory held as of the Closing Date.

“Net Inventory Tax Basis” means the hypothetical amount of Taxes the Company would have incurred for such taxable period if (A) such overhead expenses and other costs were currently deducted in the taxable period in which the Company begins capitalizing such overhead expenses and other costs and (B) the amount of all such deductions were $0.

“New 4302 Lease” means that certain Lease that replaces the 4302 Lease in its entirety, in the form attached hereto as Exhibit A.

“New 4308 Lease” means that certain Lease that replaces the 4308 Lease in its entirety, in the form attached hereto as Exhibit B.

“Objection Notice” shall have the meaning set forth in Section 7.2(c)(ii).

“Ordinary Course of Business” means ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Proprietary Rights” means all Proprietary Rights owned or purported to be owned by the Company.

“Parties” shall have the meaning set forth in the Preamble.

“Party” shall have the meaning set forth in the Preamble.

“Permit” means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Liens” means, to the extent within the Ordinary Course of Business: (a) Liens for current Taxes not yet due and payable; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the Ordinary Course of Business for amounts which are not yet due and payable; (c) zoning, entitlement, building and other land use laws applicable to the Leased Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the Business thereon; (d) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any Leased Real Property which do not or would not materially impair the use or occupancy of such Leased Real Property in the operation of the business conducted thereon.; (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; and (f) Liens on goods in transit incurred pursuant to documentary letters of credit.

“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental authority, body or entity or any department, agency or political subdivision thereof.

“Pre-Closing Tax Contest” has the meaning set forth in Section 8.1(e).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 8.1(c).

“Proprietary Rights” means all registered and unregistered intellectual property rights throughout the world, including all of the following items along with all income, royalties, damages, equitable relief, and payments due or payable prior to or at the Closing or thereafter (including damages, equitable relief, and payments for past, present or future infringements, misappropriations, dilutions, or misuse thereof, the right to sue and recover for past infringements, misappropriations, dilutions, or misuse thereof and any and all corresponding rights that, now, or hereafter may be secured throughout the world): (i) patents, patent applications, patent disclosures, and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, reexamination, inter partes review, covered business method review, or post-grant review thereof; (ii) trademarks, service marks, industrial designs, trade dress, Internet domain names, web sites, logos, trade names, and corporate names, and other indicia of source, including all goodwill associated with any of the foregoing; (iii) copyrights, copyrightable works (including computer software) and mask works; (iv) all registrations, applications and renewals for any of the foregoing; (v) trade secrets and confidential information, including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information; and (vi) computer software and software systems including any related data, source code and object code, databases and related documentation.

“Purchase Price” means Fifty Million Dollars ($50,000,000).

“Released Parties” shall have the meaning set forth in Section 9.11.

“Restrictive Covenant Agreement” means a restrictive covenant agreement in the form attached hereto as Exhibit D.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Parties” shall have the meaning set forth in Section 7.2(b).

“Shares” shall have the meaning set forth in the Recitals.

“Shortfall Amount” shall have the meaning set forth in Section 2.3(d)(i).

“Straddle Period” shall have the meaning set forth in Section 8.1(d).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Target Working Capital” means an amount equal to three million nine hundred five thousand dollars ($3,905,000).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, escheat, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Third-Party Indebtedness” means Indebtedness of the type set forth in clauses (i) and (ii) of the definition of Indebtedness.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Restrictive Covenant Agreement, the FIRPTA Certificate, the Seller Closing Certificate and the Buyer Closing Certificate.

“Transaction Expenses” means the aggregate amount of unpaid fees, commissions or expenses borne or to be borne by the Company that have been incurred on or prior to the Closing on behalf of the Company, the Seller or any of their respective Affiliates (Y) in connection with the preparation, negotiation and execution of this Agreement and/or the consummation or performance of any of the transactions contemplated by this Agreement and the Transaction Documents or (Z) relating to bonuses, wages, vacation accruals, severance and any other outstanding liabilities to the independent contractors and employees of the Company payable as a result of or in connection with the consummation of the transactions contemplated hereby (and the employer portion of payroll Taxes relating thereto), including (i) the fees and expenses of any broker, investment banker or financial advisor, (ii) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, (iii) any severance, stay, retention, sale, change of control or similar payment made or required to be made with respect to any current or former director, officer, employee, contractor, consultant or agent as a result of, or in connection with, this Agreement and the transactions contemplated by this Agreement and the employer portion of payroll Taxes relating thereto; (iv) any employee bonus amounts accrued or payable in respect of the fiscal year ending June 30, 2017, to the extent not already paid (provided that the deposit of the amount of any such payments with the Company’s payroll processor shall constitute payment of such amounts), at or prior to the Closing; and (v) any other expenses borne or to be borne by the Company as a result of the consummation transactions contemplated hereby.

“WARN Act” means the Worker Adjustment Retaining and Notification Act of 1988 any or similar state or local law;

“Working Capital” means the Company’s current assets (excluding Cash, inventory and Tax assets) less current liabilities (excluding Tax liabilities, Indebtedness and Transaction Expenses), each calculated in accordance with the standards and methods used in the Financial Statements, consistently applied.

1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed also to include any and all Laws.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase of Shares. On the date hereof and subject to the terms and conditions of this Agreement, Buyer shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and deliver, free and clear of all Third-Party Indebtedness or Liens (other than transfer restrictions under applicable securities Laws), by appropriate instruments of conveyance reasonably satisfactory to Buyer, the Shares, in exchange for the Adjusted Purchase Amount plus the Escrow Amount.

2.2 Payment of Closing Amounts. On the date hereof, Buyer shall pay, repay or deliver, as applicable:

(a) the Closing Purchase Amount (by wire transfer of immediately available funds) to the Seller.

(b) all Indebtedness of the Company outstanding as of immediately prior to the Closing and set forth on the Indebtedness Payoff Schedule attached hereto (by wire transfer of immediately available funds). In order to facilitate such repayment, prior to the Closing, the Seller shall cause the Company to obtain and deliver to Buyer payoff letters for all such Indebtedness, which payoff letters shall be in form and substance reasonably acceptable to Buyer and shall indicate that the lenders of such Indebtedness have agreed to release all Liens in respect of such Indebtedness relating to the assets and properties of the Company upon receipt of the amounts indicated in such payoff letters.

(c) the Transaction Expenses set forth on the Company Transaction Expenses Payment Schedule attached hereto, on behalf of the Company, the Seller or their respective Affiliates, as applicable, to the extent unpaid as of immediately prior to the Closing (by wire transfer of immediately available funds). In order to facilitate such payment, prior to the Closing, the Seller shall cause the Company to obtain and deliver to Buyer invoices with respect to each such Transaction Expenses that is to be paid by Buyer pursuant to this Section 2.2(c).

(d) the Escrow Amount (by wire transfer of immediately available funds) to the Escrow Agent.

2.3 Closing Statement; Post-Closing Adjustments to Purchase Price.

(a) Determination of Closing Adjustment. No later than three (3) Business Days prior to the Closing, the Company shall provide Buyer with a written statement certified by an executive officer of the Company (the “Estimated Closing Statement”) of its good faith estimate of Working Capital as of the close of business on the day prior to the date hereof (“Estimated Working Capital”), its good faith estimate of the aggregate amount of all Cash of the Company as of the close of business on the day prior to the date hereof (“Estimated Cash”), its good faith estimate of the aggregate amount of all Indebtedness of the Company as of immediately prior to the Closing (“Estimated Indebtedness”), its good faith estimate of the aggregate amount of all Transaction Expenses as of the Closing (“Estimated Transaction Expenses”), and the amount, if any, by which the Purchase Price is to be adjusted as a result thereof. The Company shall reasonably consult with Buyer prior to delivery of the Estimated Closing Statement; provided, that in no event shall such consultation or the delivery of such Estimated Closing Statement be deemed to constitute the agreement of Buyer to any of the estimates or amounts set forth in such Estimated Closing Statement, and in no way shall delivery of the Estimated Closing Statement or the consummation of the Closing be construed as a waiver by Buyer of its rights under this Section 2.3. The Estimated Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction

Expenses set forth in the Estimated Closing Statement (i) will be prepared in accordance with the definitions thereof and, in the case of Estimated Working Capital, Estimated Cash and Estimated Indebtedness, the standards and methods used in the Financial Statements, applied consistently, and (ii) will disregard any and all effects on the assets and Liabilities of the Company as a result of the transactions contemplated by this Agreement (including any financing arrangements entered into by Buyer or any of its Affiliates in connection therewith).

(b) Determination of Post-Closing Adjustment. No later than sixty (60) days following the Closing, Buyer shall deliver to the Seller a written statement certified by an executive officer of Buyer (the “Closing Statement”) setting forth the calculation of the actual Working Capital as of the close of business on the day prior to the date hereof (“Actual Working Capital”), a calculation of the actual Cash of the Company as of the close of business on the day prior to the date hereof (“Actual Cash”), a calculation of the actual Indebtedness of the Company as of immediately prior to the Closing (“Actual Indebtedness”), a calculation of the actual Transaction Expenses as of the Closing (“Actual Transaction Expenses”). The Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses set forth in the Closing Statement (i) will be prepared in accordance with the definitions thereof and, in the case of Actual Working Capital, Actual Cash and Actual Indebtedness, the standards and methods used in the Financial Statements, consistently applied, and (ii) will disregard any and all effects on the assets and Liabilities of the Company as a result of the transactions contemplated by this Agreement (including any financing arrangements entered into by Buyer or any of its Affiliates in connection therewith).

(c) Disputed Final Adjustment.

(i) No later than thirty (30) days following the delivery by Buyer of the Closing Statement, the Seller shall notify Buyer in writing whether it accepts or disputes the accuracy of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses. During such thirty (30) day period, the Seller and its agents shall be provided with such access to the financial books and records of the Company as well as any relevant work papers as it may reasonably request to enable it to evaluate the calculations of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses prepared by Buyer. If the Seller accepts the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses determined pursuant to Section 2.3(b), or if the Seller fails within such thirty (30) day period to notify Buyer of any dispute with respect thereto, then the calculation of Actual Working Capital determined pursuant to Section 2.3(b) shall be the “Final Working Capital,” the calculation of Actual Cash determined pursuant to Section 2.3(b) shall be the “Final Cash,” the calculation of Actual Indebtedness determined pursuant to Section 2.3(b) shall be the “Final Indebtedness,” and the calculation of Actual Transaction Expenses determined pursuant to Section 2.3(b) shall be the “Final Transaction Expenses,” which, in each case, shall be deemed final and conclusive and binding upon all Parties in all respects.

(ii) If the Seller disputes the accuracy of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness or Actual Transaction Expenses, the Seller shall provide written notice to Buyer no later than thirty (30) days following the delivery by Buyer to the Seller of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses (the “Dispute Notice”), setting forth in reasonable detail those items that the Seller disputes (each such item, an “Item of Dispute”). During the thirty (30) day period following delivery of the Dispute Notice, Buyer and the Seller shall negotiate in good faith with a view to resolving their disagreements over each Item of Dispute. During such thirty (30) day period and until the final determination of Actual Working Capital, Actual Cash, Actual

Indebtedness and/or Actual Transaction Expenses in accordance with this Section 2.3(c)(ii) or Section 2.3(c)(iii), as the case may be (as so determined, or as determined pursuant to Section 2.3(c)(i) above, “Final Working Capital,” “Final Cash,” “Final Indebtedness,” and “Final Transaction Expenses,” respectively), the Seller and its agents shall be provided with such access to the financial books and records of the Company during normal business hours and without interruption to the Business as it may reasonably request to enable it to address all matters set forth in any Dispute Notice. If the Parties resolve their differences over the disputed items in accordance with the foregoing procedure, Final Working Capital, Final Cash, Final Indebtedness and/or Final Transaction Expenses shall be the amounts agreed upon by them. If the Parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Buyer and the Seller shall forthwith jointly request Armanino LLP (the “Accounting Arbitrator”) to make a binding determination as to the disputed items in accordance with this Agreement.

(iii) The Accounting Arbitrator will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of written information and written testimony by Buyer and the Seller (which will be provided to each other) within which to render its written decision with respect to each Item of Dispute (and only with respect to any unresolved Items of Dispute set forth in the Dispute Notice) and the final calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and/or Actual Transaction Expenses shall be based solely on the resolution of such Items of Dispute. The Accounting Arbitrator shall review such written submissions, and base its determination solely on such submissions and in accordance with this Agreement; provided, that in resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the maximum value or less than the minimum value for each such item claimed by the Seller in the Estimated Working Capital, Estimated Cash, Estimated Indebtedness or Estimated Transaction Expenses or by Buyer in the Actual Working Capital, Actual Cash, Actual Indebtedness or Actual Transaction Expenses, as applicable. The decision of the Accounting Arbitrator shall be deemed final and binding upon the Parties and enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculation of Actual Working Capital shall be deemed the “Final Working Capital,” the Accounting Arbitrator’s final calculation of Actual Cash shall be deemed the “Final Cash,” the Accounting Arbitrator’s final calculation of Actual Indebtedness shall be deemed the “Final Indebtedness,” and/or the Accounting Arbitrator’s final calculation of Actual Transaction Expenses shall be deemed the “Final Transaction Expenses.” The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Buyer, on the one hand, and the Seller, on the other, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accounting Arbitrator.

(d) Payment following Calculation of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses.

(i) Following the determination of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses, the Closing Purchase Amount shall be recalculated by substituting the Final Working Capital for the Estimated Working Capital in Section 2.3(a), the Final Cash for the Estimated Cash in Section 2.3(a), the Final Indebtedness for the Estimated Indebtedness in Section 2.3(a), and the Final Transaction Expenses for the Estimated Transaction Expenses in Section 2.3(a) (the “Adjusted Purchase Amount”) and if (A) the Adjusted Purchase Amount is greater than the Closing Purchase Amount on the date hereof, (such excess amount, if any, the “Excess Amount”), then (I) Buyer and the Seller shall promptly (within five (5) Business Days) cause the Escrow Agent to release to the Seller the Adjustment Escrow Amount and (II) Buyer shall promptly pay to the Seller the Excess Amount; (B) the Closing Purchase Amount on

the date hereof is greater than the Adjusted Purchase Amount (such shortfall amount, if any, the “Shortfall Amount”), then Buyer and the Seller shall cause the Escrow Agent to release to Buyer an aggregate amount equal to the Shortfall Amount from the Adjustment Escrow Amount (with any Shortfall Amount that exceeds the Adjustment Escrow Amount to come from the Indemnification Escrow Amount, or if the Indemnification Escrow Amount has been released or exhausted, from the Seller directly); provided that if the Shortfall Amount is less than the Adjustment Escrow Amount, then Buyer and the Seller shall promptly (within five (5) Business Days) cause the Escrow Agent to release to the Seller the remaining amount of the Adjustment Escrow Amount; and (C) the Closing Purchase Amount on the date hereof is equal to the Adjusted Purchase Amount, then Buyer and the Seller shall promptly (within five (5) Business Days) cause the Escrow Agent to release to the Seller the Adjustment Escrow Amount and neither party shall make any payment pursuant to this Section 2.3(d).

(ii) All payments pursuant to this Section 2.3(d) shall be made by wire transfer of immediately available funds to an account designated in advance by the Seller or Buyer, as applicable, and shall be made on or prior to the fifth (5th) Business Day following: (A) the thirty (30)-day period following Buyer’s delivery of the calculation of the Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses pursuant to Section 2.3(b) if the Seller does not timely dispute any of such amounts pursuant to Section 2.3(c)(i); (B) the date of the Seller’s and Buyer’s mutual determination of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses in the event the Seller timely disputes either of such amounts pursuant to Section 2.3(c)(i) and the Seller’s and Buyer’s differences are resolved without the engagement of an Accounting Arbitrator pursuant to Section 2.3(c)(ii); and (C) the date of the Accounting Arbitrator’s determination of Final Working Capital, Final Cash, Final Indebtedness and/or Final Transaction Expenses pursuant to Section 2.3(c)(iii) in the event the Seller timely disputes either of such amounts pursuant to Section 2.3(c)(i) and the Seller and Buyer are unable to resolve their differences pursuant to Section 2.3(c)(ii).

2.4 Closing Transactions.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP at 555 California Street, Suite 2700, San Francisco, California, 94104, commencing at 10:00 a.m. local time on the date hereof or by conference call on which the Parties will release the signature pages exchanged by email prior to the date hereof and authorize the closing of the transactions contemplated by this Agreement. The Closing shall be effective as of the opening of business on the date hereof. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b) Closing Transactions. On the date hereof, the Parties shall consummate the following “Closing Transactions”:

(i) The Seller shall deliver to Buyer the Shares;

(ii) Buyer shall deliver to the Seller the consideration specified in Section 2.2(a) in exchange for the transfer to Buyer of the Shares;

(iii) Buyer shall deliver to the appropriate Persons the other payments specified in Sections 2.2(b)-(d); and

(iv) The Parties and their respective Affiliates shall deliver the payments, certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article III.

2.5 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer and the Company shall be entitled to deduct and withhold from the amounts paid hereunder as Buyer or the Company, as applicable, is required to deduct and withhold with respect to the Code or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by Buyer or the Company and paid over to the proper Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Buyer shall use commercially reasonable efforts to deliver to the Seller at least three (3) Business Days before the date hereof written notice of Buyer’s intent to (or to cause the Company to) deduct or withhold from any amounts to be paid hereunder (a “Withholding Notice”) and shall reasonably cooperate with the Seller to mitigate any such potential withholding; provided that if Buyer delivers a Withholding Notice pursuant to this Section 2.5 and Buyer and Seller are unable to mitigate any such potential deductions or withholding, Buyer and Seller agree not to effectuate the Closing until such withholding is mitigated to Seller’s satisfaction.

ARTICLE III

CLOSING DELIVERIES

3.1 Seller Closing Deliveries. On the date hereof, the Seller shall deliver, or caused to be delivered, to Buyer, each of the following:

(a) copies of those third party, governmental and regulatory approvals, authorizations, filings, releases, waivers, terminations or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents set forth on Schedule 3.1(a);

(b) certified copies of the certificate of incorporation and bylaws of the Company and the resolutions of its boards of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, as applicable, and approving the consummation of the transactions contemplated hereby and thereby (the “Seller Closing Certificate”);

(c) certificates of the secretary of state of the State of California and the jurisdictions listed on Schedule 4.1(a) stating that the Company is in good standing;

(d) a non-foreign affidavit from the Seller dated as of the date hereof, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 certifying that the Seller is not a “Foreign Person” as defined in Code §1445 (the “FIRPTA Certificate”);

(e) the Escrow Agreement, executed by each of the Seller and the Escrow Agent;

(f) the New 4302 Lease and the New 4308 Lease, executed by each of Buyer and the landlord thereunder;

(g) the Restrictive Covenant Agreement, executed by the Seller; and

(h) written resignations from each of the directors and officers of the Company set forth on Schedule 3.1(h) (except to the extent otherwise identified in writing by Buyer to the Seller prior to the Closing), effective at or prior to the Closing.

3.2 Buyer Closing Deliveries. Buyer shall deliver, or shall cause to be delivered, to the Seller, as applicable:

(a) evidence of the wire transfers referred to in Sections 2.2 (as promptly as reasonably practicable following the availability thereof after the Closing);

(b) the Escrow Agreement, executed by Buyer and the Escrow Agent;

(c) employment agreements, executed by the Company and each of Mitch Short, Ron Walsworth and Eric Hynes, as applicable; and

(d) certified copies of the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and approving the consummation of the transactions contemplated hereby and thereby (the “Buyer Closing Certificate”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

CONCERNING THE COMPANY

The Seller and the Company hereby represent and warrant, jointly and severally, that:

4.1 Organization and Corporate Power; Capitalization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or would not reasonably be expected to have a Material Adverse Effect. All jurisdictions in which the Company is qualified to do business are set forth on Schedule 4.1(a). The Company has full corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted. The Company has delivered to Buyer correct and complete copies of its articles of incorporation and bylaws (each as amended to date).

(b) The minute books (containing the records of meetings of the shareholder(s), the board of directors, and any committees of the board of directors (if any)), the stock certificate books, and the stock record books for the Company are complete and correct in all material respects. The Company is not in default under or in violation of any provision of its certificate of incorporation or bylaws. The Company does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, partnership interest, joint venture interest, equity participation or other security or interest in, any Person.

(c) The authorized and issued and outstanding shares of capital stock of the Company, including the beneficial ownership with respect to such stock, is as set forth on Schedule 4.1(c) and represent all of the issued and outstanding capital stock of the Company. All issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable. There are no outstanding options, warrants, rights to subscribe to, or securities or rights convertible into, units or shares or evidencing ownership of the Company capital stock or contracts, commitments, understandings, or arrangements by which such entity is bound to issue additional shares of capital stock. There are no voting trusts, proxies or similar voting arrangements with respect to the capital stock of the Company.

(d) Schedule 4.1(d) sets forth the name and title of each officer and director of the Company.

4.2 Authorization of Transactions. The Company has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents, as applicable, to which it is a party and to consummate the transactions contemplated thereby. No other corporate proceedings on the part of the Company is necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions.

4.3 Subsidiaries. The Company does not have any Subsidiaries and at all times prior to the date hereof, the Company has not had any Subsidiaries.

4.4 Sufficiency of Assets. The assets of the Company, including the assets leased by the Company or provided by third-parties to the Company, in each case, pursuant to valid Contracts, constitute all the material assets and services used by the Company in operating the business of the Company and Buyer will acquire all such assets or the contractual right to utilize such assets at the Closing. Such assets will enable Buyer and its Affiliates to operate the business of the Company after the Closing in the same manner in all material respects as operated by the Seller and its Affiliates prior to the Closing.

4.5 Absence of Conflicts. Except as set forth on Schedule 4.5 attached hereto, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon any asset of the Company, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under (i) the provisions of the formation documents of the Company, (ii) any Company Contract, (iii) any material law, statute, rule or regulation to which the Company is subject or (iv) any judgment, order or decree to which the Company is subject.

4.6 Financial Statements. The Company has delivered to Buyer the following financial statements, copies of which are attached hereto as Schedule 4.6 (collectively, the “Financial Statements”):

(i) Unaudited balance sheets of the Company as of June 30, 2015 and June 30, 2016, and the related unaudited consolidated statements of income and retained earnings and consolidated statements of cash flows for each of the years then-ended; and

(ii) Internally-prepared balance sheet, and the related statements of income and retained earnings and consolidated statements of cash flows, of the Company as of the eleven (11) months ended May 31, 2017 (the “Latest Balance Sheet”).

The Financial Statements fairly present in all material respects (i) the financial position and (ii) the results of operations, changes in cash flows and stockholders’ equity of the Company, as applicable, as of the dates and for the periods referred to therein and are consistent with the books and records of the Company (which, in turn, are accurate and complete in all respects), present fairly the financial condition and results of operations and cash flows of the Company as of and for the periods referred to therein. In connection with the preparation of Financial Statements or the internal accounting controls used by the Company related thereto, there has never been (i) any fraud by any of the Company’s employees who has or had a role in the preparation of Financial Statements or the internal accounting controls used by the Company related thereto, (ii) any criminal wrongdoing that involves any Company employee who has or had a role in the preparation of Financial Statements or the internal accounting controls used by the Company related thereto or (iii) any written claim or allegation regarding any of the foregoing.

4.7 Absence of Undisclosed Liabilities. The Company has no Liability greater than One Hundred Thousand Dollars ($100,000) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, with respect to or based upon transactions or events occurring before the Closing, except (i) Liabilities reflected on the face of, or specifically reserved against in, the Latest Balance Sheet, (ii) Liabilities which are not required by GAAP to be reflected on a balance sheet; (iii) Liabilities under Contracts described in Schedule 4.11 or Schedule 4.12 or under Contracts which are not required to be disclosed thereon (but not Liabilities for breaches thereof), (iv) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability) and (v) Liabilities disclosed on Schedule 4.7. The Company has no material liability of whatever kind or nature, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed for any activities which is unrelated to the operation of the business of the Company in the Ordinary Course of Business.

4.8 Absence of Certain Developments. Except as set forth in Schedule 4.8 and except as expressly contemplated by this Agreement, since the Latest Balance Sheet, the Company has conducted its business in all material respects only in the Ordinary Course of Business. Since the Latest Balance Sheet, the Company has not:

(a) suffered a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of Twenty Five Thousand Dollars ($25,000) in the aggregate to its assets, whether or not covered by insurance;

(b) borrowed any amount or incurred or become subject to any Indebtedness not otherwise disclosed pursuant to the terms of this Agreement;

(c) other than in the Ordinary Course of Business, discharged or satisfied any Lien or paid any Liability, prepaid any amount of Indebtedness or subjected any portion of its properties or assets to any Lien;

(d) sold, leased, licensed, assigned, transferred, pledged, allowed to lapse, cancelled, abandoned, or otherwise disposed of or encumbered (including transfers to the Seller or any Insider) any of its material tangible or intangible assets (including Company Proprietary Rights) except for sales of inventory, non-exclusive licenses granted in the Ordinary Course of Business to customers on an arm’s length basis, or disclosed any confidential information regardless of whether that information may constitute Company Proprietary Rights (other than pursuant to agreements requiring the person to whom the disclosure was made to maintain the confidentiality of and preserve all rights of the Company in such confidential information);

(e) waived, canceled, compromised or released any rights or claims of value in excess of Twenty Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, whether or not in the Ordinary Course of Business;

(f) entered into, amended or terminated any material Contract or entered into any other material transaction or materially changed any business practice other than in the Ordinary Course of Business;

(g) implemented any employee layoffs that could implicate the WARN Act;

(h) other than annual salary increases made in the Ordinary Course of Business, made, granted or promised any bonus or any wage, salary or compensation increase to any director, officer, employee, sales representative or consultant or made, granted or promised any increase in any employee benefit plan or arrangement, or established, adopted, entered into, amended or terminated any Employee Benefit Plan (or arrangement that, had it been in existence on the date of this Agreement, would be an Employee Benefit Plan) other than an amendment required by Law or which would not materially increase the cost of the Employee Benefit Plan or arrangement to the Company;

(i) made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business or entered into any transaction with any Insider;

(j) conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to maintenance of working capital balances and inventory levels, collection or acceleration of accounts receivable, payment of accounts payable, accrued liabilities and other Liabilities and pricing and credit policies);

(k) made any capital expenditure in excess of One Hundred Thousand Dollars ($100,000);

(l) made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the Ordinary Course of Business which do not exceed Twenty Five Thousand Dollars ($25,000) in the aggregate);

(m) instituted or settled any claim or lawsuit for an amount involving in excess of Twenty Five Thousand Dollars ($25,000) in the aggregate or involving equitable or injunctive relief;

(n) acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets outside of the Ordinary Course of Business;

(o) received any notice of any claim or potential claim of ownership, interest, or right by any Person other than the Company in or to the Company Proprietary Rights, or of infringement, misappropriation, dilution or misuse by the Company of any other Person’s Proprietary Rights;

(p) materially changed the pricing or royalties set or charged by the Company to its customers or licensees; or

(q) committed or agreed to any of the foregoing.

4.9 Real Property.

(a) The Company does not own any real property, and at no time in the past has it or any of its predecessors owned any real property.

(b) Schedule 4.9(b)-1 sets forth the address of each Leased Real Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 4.9(b)-2, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the assignment of the Lease to Purchaser pursuant to this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Company’s knowledge, there are no disputes with respect to such Lease; (iv) neither the Company nor, to the Knowledge of the Seller, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) and the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company.

(c) Except as set forth on Schedule 4.9(c), the Company has a valid leasehold interest in each Leased Real Property, free and clear of all Liens other than Permitted Liens and as provided under the applicable Lease.

(d) Except as set forth on Schedule 4.9(d), to the Knowledge of the Seller, the Leased Real Property is operated in conformity with all applicable laws and regulations, are structurally sound (in the case of the buildings and improvements), are in good condition and repair, except for reasonable wear and tear not caused by neglect excepted, and are usable in the Ordinary Course of Business.

4.10 Taxes. Except as set forth on Schedule 4.10, (i) the Company has timely filed all Tax Returns which are required to be filed on or before the date hereof, and all such Tax Returns are true, complete and accurate in all material respects, (ii) all Taxes due and payable by the Company, whether or not shown on a Tax Return, have been paid, and no Taxes are delinquent, (iii) with respect to any periods for which Tax Returns have not yet been required to be filed or for which Taxes are not yet due and payable, the Company, as applicable, have not incurred any Liabilities for Taxes outside the Ordinary Course of Business; (iv) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company, (v) there is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing currently in progress or pending against or with respect to the Company regarding Taxes and, to the Knowledge of the Company, no action, suit, proceeding or audit has been threatened against or with respect to the Company regarding Taxes, (vi) the Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension remains in effect, (vii) the Company has not been a member of an Affiliated Group, (viii) no claim has been made in the last five (5) years by a taxing authority in a jurisdiction where the Company does not file Tax Returns that such entity, as applicable, is or may be subject to Taxes assessed by such jurisdiction, (ix) the Company have no Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee, by contract, or otherwise, (x) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, (xi) each contract, arrangement, or plan of the Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects, (xii) the Company has no obligation to reimburse or “gross-up” any Person for any Taxes imposed under Section 4999 or 409A of the Code, (xiii) no Person holds Shares that are subject to a “substantial risk of forfeiture” within the meaning of Code §83 and the Treasury Regulations promulgated thereunder for which a valid Code §83(b) election has not been made, (xiv) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the date hereof; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date hereof; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) any use of an improper method of accounting for a taxable period ending on or prior to the date hereof; (E) installment sale or open transaction disposition made on or prior to the date hereof; (F) prepaid amount received or deferred revenue accrued on or prior to the date hereof; or (G) election by the Company under Code Section 108(i), (xv) the Company has not adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under, (A) the “deferral method” of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991 (or any similar method under state, local or foreign law) or (B) the method described in Treasury Regulation Section 1.451-5(b)(1)(ii) (or any similar method under state, local or foreign law), (xvi) the Company has not distributed stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361, and (xvii) the Company is not participating, and has not participated, in any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b). Schedule 4.10 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company files Tax Returns.

4.11 Contracts and Commitments.

(a) Except as specifically contemplated by this Agreement and except as set forth on Schedule 4.11(a), the Company is not a party to or bound by any Contract in respect of amounts greater than Twenty Five Thousand Dollars ($25,000) not incurred in the Ordinary Course of Business except for (i) this Agreement and the other Transaction Documents, (ii) any oral Contract for employment of employees at the will of the Company, (iii) any Contract to which Buyer is a party, or (iv) any Contract which is freely terminable by the Company, as applicable, with no penalty, payment or further action required thereunder.

(b) All Contracts to which the Company is a party or by which the Company’s assets are bound (including all Contracts required to be listed on Schedule 4.12), regardless of whether such Contracts are required to be disclosed pursuant to this Agreement, are referred to herein as the “Company Contracts.” The Seller has delivered to Buyer true and correct copies of each Contract which is disclosed on Schedule 4.11(a) or Schedule 4.12 attached hereto, together with all amendments, waivers and other changes thereto. Schedule 4.11(a) contains an accurate and complete description of all material terms of all oral Contracts referred to therein. Except as disclosed on Schedule 4.11(b), (i) no Company Contract has been canceled or, to the Seller’s Knowledge, breached by the other party, and the Seller has no Knowledge of any planned breach by any other party to any Company Contract, (ii) the Company has performed all the obligations required to be performed by it in connection with the Company Contracts and is not in default under or in breach of any Company Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder, (iii) the Company has no present expectation or intention of not fully performing any obligation pursuant to any Company Contract and (iv) each Company Contract is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby.

(c) During the five (5) year period ending on the date of this Agreement, the Company has not used any name or names under which it has invoiced account debtors, maintained records regarding its assets or otherwise conducted business other than the exact names set forth on Schedule 4.11(c).

4.12 Proprietary Rights.

(a) Schedule 4.12(a) sets forth a complete and correct list of: (i) all U.S. and foreign patents and patent applications owned or filed by the Company; (ii) all registered and material unregistered trademarks, service marks, and trade names (and applications therefor) owned by the Company; (iii) all registered copyrights owned by the Company; (iv) all Internet domain names owned by the Company; (v) all Contracts pursuant to which any Person has licensed any Proprietary Rights to the Company, except for any commercially available off-the-shelf software products; (vi) all Contracts pursuant to which the Company has licensed any Company Proprietary Rights to a Person (except for customer agreements which contain non-exclusive licenses granted in the Ordinary Course of Business); and (vii) all Contracts providing for the development of any Proprietary Rights by a third Person for the benefit of the Company.

(b) Except as set forth on Schedule 4.12(b), (i) the Company exclusively owns and possesses all right, title, and interest in and to each of the registered Proprietary Rights disclosed on Schedules 4.12(a)(i) - (iv) and owns the right title, title, and interest in and to each of the unregistered Proprietary Rights disclosed on Schedules 4.12(a)(i) - (iv), and exclusively owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all Proprietary Right used or exploited in, or necessary for, the operation of the Company (the “Company Proprietary Rights”) free and clear of all Liens and written, or to the Knowledge of the Seller, threatened, claims by any Person contesting the validity, enforceability, use, or ownership of the same; (ii) no loss or expiration of any Company Proprietary Rights is pending or, to the Knowledge of the Seller, threatened; (iii) the Company has not issued any notices of infringement, misappropriation, or dilution by, or other possible conflict by, any Person with respect to any Company Proprietary Rights, nor has the Company received any notice of infringement, misappropriation, dilution, or possible conflict with respect to any Proprietary Rights of any other Person (including any demand or request that the Company license rights from a third party); (iv) the Company has not infringed, misappropriated, diluted or otherwise conflicted with any Proprietary Rights of any other Person; (v) the Company has not agreed to, or assumed, any obligation to indemnify, reimburse, hold harmless, or otherwise assume or incur any obligation or liability with respect to the purported infringement, misappropriation, dilution, or other possible conflict by the Company of the Proprietary Rights of any other Person; and (vi) to the Knowledge of the Seller, no infringement, misappropriation, dilution, or conflict with any Company Proprietary Rights has been undertaken by any other Person.

(c) The Company has not disclosed any trade secrets or confidential information to any third party other than pursuant to a written confidentiality agreement entered into in the Ordinary Course of Business.

(d) The Company has obtained and possesses valid and sufficient licenses to use all of the software programs present on the computers and other software-enabled electronic devices and IT Systems that it uses in connection with its business. The IT Systems have not suffered any material outage or failure in the past twelve (12) months.

(e) The Company and the conduct of its business have complied in all material respects with all applicable Laws and Company Contracts and the Company’s own policies, rules and procedures relating to the access, use, collection, processing, storage, sharing, distribution, disclosure, transfer, destruction or disposal of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium) collected or processed by the Company or by third parties having access to the records of the Company, and no claims have been asserted or threatened against the Company alleging a violation of any of the foregoing. There has been no unauthorized access to or other misuse of such information or data or the IT Systems.

4.13 Litigation; Proceedings. Except as set forth in Schedule 4.13, there are no, and in the past five (5) years there has been no, actions, claims, audits, charges, inquiries, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Seller’s Knowledge, threatened against or affecting the Company at law or in equity, or before or by any Governmental Authority, and to the Knowledge of the Seller there is no basis for any of the foregoing. The Company have received no formal opinion from counsel to the Company to the effect that the Company is exposed from a legal standpoint to any liability which may be material to the business of the Company as previously or presently. The Company is not subject to any outstanding order, judgment or decree issued by any Governmental Authority.

4.14 Brokerage. Except as set forth on the Schedule 4.14, none of which will remain outstanding after the payment of Transaction Expenses in accordance with Section 2.2, there are no other claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

4.15 Governmental Licenses and Permits. The Company has been issued or possesses all right, title and interest in all material Licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted. Schedule 4.15 contains a complete listing of all material permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, state and local governments or regulatory authorities, or other similar rights (collectively, the “Licenses”) owned or possessed by the Company or used by the Company. The Company is currently in compliance in all material respects with the terms and conditions of such Licenses. No loss or expiration of any License is pending or, to the Seller’s Knowledge, threatened (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not require any consent, renewal or notice with respect to any License.

4.16 Employees.

(a) Except as disclosed on Schedule 4.16(a), to the Knowledge of the Seller, no executive employee and no group of employees or independent contractors of the Company has any plans to terminate, or materially alter the nature of, his or her employment or relationship as an independent contractor with the Company. The Company has complied in all material respects with all applicable Laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, vacation, overtime, notice, pay in lieu of notice, termination and severance pay, obligation, human rights, occupational health and safety, equal opportunity, collective bargaining and the payment of social security and other Taxes, the WARN Act, and the Immigration Reform and Control Act of 1986. The Company is not a party to or bound by any collective bargaining agreement, and the Company is not experiencing and has not experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. The Company has not engaged in any unfair labor practice. The Seller does not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company and for the past five (5) years, to the Knowledge of the Seller, there have been no organizational or decertification efforts by or on behalf of any labor union with respect to employees of the Company. To the Knowledge of the Seller, no employee of the Company is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present or proposed business activities of the Company. Except as would not result in material Liability, (i) the Company has paid or made adequate provision to pay all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, severance and other compensation and all other amounts due and payable to each of its employees or former employees through and including the date hereof and (ii), each individual who has provided services to the Company, Seller, or any of its Affiliates within the past three (3) years and who was classified and treated as an independent contractor or consultant was properly classified and treated as such for purposes of applicable Law. In the past five (5) years, the Company has not implemented any employee layoffs that have required notice under the WARN Act.

(b) Except as disclosed on Schedule 4.16(b), the Company is not party to any agreement which could require the Company to pay any additional compensation, bonuses (including, without limitation, any retention bonuses) or other amounts as a result, in whole or in part, of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.17 Employee Benefit Plans.

(a) Except as set forth on Schedule 4.17(a), the Company neither sponsors, maintains, contributes to, has any obligation to contribute to or has any Liability with respect to any qualified nor nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA) or employee welfare benefit plans (as defined in Section 3(1) of ERISA), other health, welfare, post-employment welfare, retirement, disability, stock option, equity incentive, equity-based, stock purchase, change in control, retention, deferred compensation, bonus, incentive, severance, separation, employment, paid-time off, fringe benefit plans, programs, policies, contracts, agreements or arrangements or any other benefit or compensation plans, programs, policies, contracts, agreements or arrangements, whether in writing or oral and whether or not terminated (“Employee Benefit Plans”). The Company and its ERISA Affiliates have neither sponsored, maintained, contributed to, been obligated to contribute to, nor have any Liability with respect to any (i) plan that is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) “multiple employer plan” (as defined in Section 413 of the Code) or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). The Company has no Liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person. The Company has no Liability or obligation to provide post-termination or post-employment health, life or other “welfare-type” benefits, other than in accordance with Section 4980B of the Code or other similar applicable state Law and for which the beneficiary pays the entire premium cost.

(b) The Employee Benefit Plans (and related trusts) have been funded, administered and maintained, in form and in operation, in all material respects in accordance with their terms and the requirements of applicable Laws and regulations, including ERISA and the Code and the nondiscrimination rules thereof; and the Employee Benefit Plans which are intended to be “qualified plans” qualify under Section 401(a) of the Code, and each such Employee Benefit Plan, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Service as to the qualification under the Code of such Employee Benefit Plan and the tax-exempt status of such related trust and nothing has occurred that could adversely affect the qualification of such Employee Benefit Plan or the tax exempt status of such related trust.

(c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to each Employee Benefit Plan have been properly and timely filed with the appropriate government agency and distributed to participants as required. The Company has complied and is in compliance with the requirements of COBRA.

(d) With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements, and other payments which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Employee Benefit Plan on a timely basis, all contributions, distributions, reimbursements, and other payments for prior plan years which are not yet due and with respect to the current plan year for the period ending on the date hereof have been made or accrued in the Company’s financial statements, and, with respect to employee welfare benefit plans, all premiums or other payments which are due have been paid on a timely basis. Except as taken into account in determining Estimated Working Capital, no unfunded liability exists with respect to any Employee Benefit Plan.

(e) With respect to each Employee Benefit Plan, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plans, (iii) no actions, audits, investigations, hearings, proceedings, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or threatened, and the Seller has no Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, audits, investigations, hearings, proceedings, suits or claims, and (iv) each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA has complied in all material respects with the Affordable Care Act and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company or any of its ERISA Affiliates to any Liabilities, penalties, or Tax under Sections 4980D or 4980H of the Code or any other provision of the Affordable Care Act.

(f) With respect to each of the Employee Benefit Plans, the Company has furnished to Buyer true and complete copies of (i) the most current plan documents (including any adoption agreement, if applicable), summary plan descriptions, summaries of material modifications, other material employee communications and a summary of any unwritten Employee Benefit Plan, (ii) the most recent determination letter or opinion letter received from the Internal Revenue Service, (iii) the Form 5500 Annual Reports (including all schedules and other attachments) for the most recent three (3) years, (iv) all related trust agreements, insurance contracts or other funding agreements which implement such Employee Benefit Plans and (v) all Contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and recordkeeping agreements.

(g) The consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) will not accelerate the time of the payment, funding or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Employee Benefit Plan or any other employee benefit arrangement.

4.18 Insurance. Schedule 4.18 lists each insurance policy maintained by or on behalf of the Company with respect to the properties, assets and business of the Company, together with a claims history for the past two (2) years. All of such insurance policies are in full force and effect, and the Company has not been in the last five (5) years (i) in default with respect to its Liabilities under any such insurance policies or (ii) denied insurance coverage. The Company has no self-insurance or co-insurance programs.

4.19 Affiliate Transactions. Except as disclosed on Schedule 4.19, no officer, director, executive, stockholder or other Affiliate of the Company, or to the Seller’s Knowledge, any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with the Company or which is pertaining to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.

4.20 Compliance with Laws. The Company has been during the last five (5) years and is, and its officers, directors and stockholders (in their capacity as such) are, in compliance in all material respects with all applicable Laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to the business, business practices (including, but not limited to, the Company’s production, marketing, sales and distribution of its products and services) or any owned or leased properties of the Company and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws or regulations, and the Company has not received in the last five (5) years notice of any such violations.

4.21 Powers of Attorney; Guarantees. There are no outstanding powers of attorney executed on behalf of the Company. Except as set forth on Schedule 4.21, the Company is not a guarantor or otherwise liable for any Indebtedness of any other person, firm or corporation other than endorsements for collection in the Ordinary Course of Business.

4.22 Governmental Authorities and Consents. The Company is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any Governmental Authority is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party or the transactions contemplated hereby or thereby.

4.23 Environmental Compliance. Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties contained in this Section 4.23 and Sections 4.5, 4.6, 4.7, 4.13 and 4.22 constitute the sole and exclusive representations and warranties of the Seller relating to compliance with or liability under Environmental Law, Hazardous Materials and any other environmental matters. Except as set forth on Schedule 4.23 hereof:

(a) The Company has been and is in compliance in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining, and complying with all Permits required pursuant to Environmental Laws.

(b) The Company has not, within the past five (5) years or earlier if unresolved, received any written notice, report, order or other information regarding any material violation of, or material Liability under, any Environmental Law.

(c) The Company has not manufactured, distributed, released, transported, treated, handled, stored, disposed or arranged for the disposal of, or exposed any Person to, any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material, in each case so as would give rise to any material Liability under any Environmental Law.

(d) The Company has not assumed, undertaken to Seller’s Knowledge, become subject to, or provided an indemnity with respect to, any material Liability of any other Person relating to Environmental Laws or Hazardous Materials.

(e) Seller has furnished to Buyer all environmental audits, assessments, and reports and all other material environmental, health and safety documents, in each case relating to the Company’s past or current properties, facilities, or operations which are in its possession or under its reasonable control.

4.24 Customer and Supplier Relationships. The Seller has heretofore delivered to Buyer a list of (i) the names and addresses of the top five (5) customers of the Company (by dollar amount of sales to such customers) (the “Material Customers”), and (ii) a list of the names and addresses of the top ten (10) suppliers and vendors of the Company (by dollar amount of purchases from such suppliers and vendors) (the “Material Suppliers”), for each of the fiscal years ended June 30, 2015 and June 30, 2016 and the eleven (11) month period ended May 31, 2017. Except as set forth on Schedule 4.24, (A) no Material Supplier has canceled any contract with, or otherwise ceased to do business with, the Company and, to the Knowledge of the Company, there has been no threat by any such Material Supplier to stop supplying products or services to the Company at any time in the last two (2) years (whether as a result of the consummation of the transactions contemplated hereby or otherwise) and (B) no Material Customer has cancelled any contract with, or otherwise ceased to do business with, the Company, and, to the Knowledge of the Company, there has been no threat by any such Material Customer to stop purchasing from the Company at any time within the last two (2) years (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Except as set forth on Schedule 4.24, to the Knowledge of the Company, there has been no threat by Lam Research to materially decrease or materially change the rate or terms with respect to purchases from the Company at any time within the last two (2) years (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

4.25 Inventory. The Company maintains sufficient inventory in the Ordinary Course of Business to conduct the business of the Company. Except as set forth on Schedule 4.25, all inventory has been valued at the lesser of cost or market, and all material returned, rejected or damaged inventory has been written off or written down to net realizable value in the Company’s books and records and in the Latest Balance Sheet consistent with any year-end adjustments. To the Knowledge of the Company, the quantities of each item of inventory (whether raw materials, intermediaries, work-in-process or finished goods) are not excessive and are reasonable (and not insufficient) in the present circumstances of the business of the Company. Except as set forth on Schedule 4.25, the Company is not in possession of any inventory that is not owned by the Company, including goods already sold.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO THE SELLER

The Seller represents and warrants to Buyer that:

5.1 Shares. The Seller holds of record and owns beneficially the Shares and has full right, power and authority to transfer such Shares to Buyer, free and clear of any Liens, other than Liens resulting from this Agreement and transfer restrictions under applicable securities Laws. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any shareholders agreement, voting agreement, voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

5.2 Authorization of Transactions. The Seller has full power, authority and legal capacity to enter into this Agreement and the other Transaction Documents to which the Seller is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which the Seller is a party have been duly executed and delivered by the Seller and constitute valid and binding agreements of the Seller, enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.

5.3 Absence of Conflicts. Neither the execution and the delivery of this Agreement and the other Transaction Documents to which any Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, or (e) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body, under the provisions of any material Contract to which the Seller is bound or affected, or any material statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which the Seller is subject.

5.4 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller.

5.5 Litigation. There are no actions, suits, proceedings or orders pending or, to the Seller’s Knowledge, threatened against or affecting the Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Seller’s performance under this Agreement and the other Transaction Documents to which the Seller is a party or the consummation of the transactions contemplated hereby or thereby.

5.6 Governmental Authorities and Consents. The Seller is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which the Seller is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by the Seller in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller is a party or the transactions contemplated hereby or thereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller that:

6.1 Organization and Corporate Power. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Buyer is not in default under or in violation of any provision of its certificate of incorporation. Buyer has full corporate power and authority necessary to consummate the transactions contemplated by this Agreement.

6.2 Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of Buyer has duly approved this Agreement and all other Transaction Documents to which it is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer enforceable against Buyer in accordance with their terms, subject to the Enforceability Exceptions.

6.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Buyer do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon the assets of Buyer, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under (i) the provisions of the formation or organizational documents of Buyer, (ii) any contract to which Buyer is bound or affected, (iii) any law, statute, rule or regulation to which Buyer is subject or (iv) any judgment, order or decree to which Buyer is subject.

6.4 Governmental Authorities and Consents. Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any Governmental Authority is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party or the transactions contemplated hereby or thereby.

6.5 Litigation. There are no actions, suits, proceedings or orders pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any Governmental Authority which would adversely affect the performance of Buyer under this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

6.6 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

6.7 Investment Purpose. Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.

6.8 Independent Investigation; No Reliance. In connection with its investment decision, Buyer and/or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company. The purchase of the Shares by Buyer and the consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty by, or information from, the Seller, the Company or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, except for the representations and warranties specifically and expressly set forth herein (as modified by the Schedules) and the Transaction Documents. Buyer acknowledges that neither the Company nor the Seller have made any representations or warranties to Buyer regarding the probable success or profitability of the Company or its business.

6.9 Financing. As of the date hereof, Buyer, directly or indirectly, has sufficient cash on hand to (a) pay the Purchase Price, and (b) perform all of its other obligations hereunder.

ARTICLE VII

SURVIVAL AND RELATED MATTERS

7.1 Survival. All representations, warranties, covenants and agreements set forth in this Agreement, the Transaction Documents or in any writing or certificate delivered in connection with this Agreement or the transactions contemplated by this Agreement shall survive from the date hereof until the eighteen (18) month anniversary of the date hereof; provided, however, the representations and warranties set forth in Section 4.23 (Environmental) shall survive until the three (3) year anniversary of the date hereof; provided, further, that the representations contained in Section 4.1(a), (c) and (d) (Organization and Corporation Power; Capitalization), Section 4.2 (Authorization of Transactions), Section 4.14 (Brokerage), Section 5.1 (Shares), Section 5.2 (Authorization of Transactions), Section 5.4 (Brokerage), Section 6.1 (Organization and Corporate Power), Section 6.2 (Authorization of Transaction), Section 6.6 (Brokerage) (collectively, the “Fundamental Representations”) shall survive indefinitely or until the latest date permitted by law. The representations, warranties, covenants and agreements made herein are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to the remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.

7.2 Indemnification.

(a) The Seller’s Indemnification. The Seller shall indemnify Buyer, its Affiliates and their respective officers, directors, employees, agents, partners, representatives, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss (including diminution in value), Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating to or by virtue of:

(i) the breach of any representation or warranty made by the Seller or the Company contained in this Agreement or the other Transaction Documents to any Buyer Party;

(ii) the breach of any covenant or agreement made by the Seller or the Company contained in this Agreement or the Transaction Documents; provided, however, as to the Company, only if such covenant or agreement is required to be performed at or before the Closing;

(iii) any Transaction Expenses of the Company as of the Closing; and

(iv) any Indebtedness of the Company as of the Closing to the extent not repaid prior to, or in connection with, the Closing;

provided, that with respect to any claim for indemnification by any Buyer Party pursuant to Section 7.2(a)(i): (A) the Seller shall have no liability for such claim unless the aggregate amount of Losses with respect to all indemnification claims made pursuant to Section 7.2(a)(i) exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Deductible”) and then only to the extent the Losses relating to such claims exceed the Deductible; provided, that in calculating whether the Deductible has been exceeded, only claims (or series of claims arising from the same or substantially similar facts or circumstances) for Losses in excess of Fifty Thousand Dollars ($50,000) (the “Mini-Basket”) shall be considered (B) the Seller’s maximum liability for all such claims shall not exceed Five Million Dollars ($5,000,000) (the “Cap”); provided, that such limitation shall not apply to, and each Buyer Party shall be entitled to make, claims for indemnification in respect of (i) Losses arising out of any inaccuracy or breach of any Fundamental Representation, (ii) pre-Closing Taxes (which are covered by Section 8.1) or (iii) Losses arising out of fraud or intentional misrepresentation, in each case notwithstanding the exhaustion of the Indemnification Escrow Amount and (C) Seller’s indemnity obligation for direct claims asserted by Buyer (but excluding any claims made in connection with Section 8.1 of this Agreement or breaches of any covenant included in this Agreement), for any Loss under any theory of liability or cause of action shall terminate on the fifth anniversary of the date hereof. For purposes of Section 7.2(a) and Section 7.2(b), the existence of a breach and the determination of the Loss related thereto shall be determined without giving effect to any qualification in the representations and warranties of the Seller or Buyer by “materiality,” “in all material respects,” “Material Adverse Effect” or words of similar effect.

The Seller shall not be liable for Losses (i) to the extent such Losses are taken into account in the Final Working Capital, Final Cash, Final Indebtedness or Final Transaction Expenses or have otherwise been previously paid by the Seller, or (ii) under Section 7.2(a) as a result of, in connection with, relating to or by virtue of Taxes of the Company (or, following the Closing, Buyer or any Affiliate of Buyer) for any taxable period (whether ending before, on, or after the Closing Date) (which the Parties acknowledge and agree are exclusively covered by and limited under Section 8.1 including limited indemnification obligations with respect to Net Overhead Capitalization Tax Cost).

For the avoidance of doubt, nothing in this Section 7.2(a) shall derogate from the Seller’s right at law or equity to directly recover from any officer, director or employee of the Company, in each case, as of immediately prior to the Closing, any Losses resulting from such Person’s fraud or intentional misrepresentation.

(b) Buyer Indemnification. Buyer shall indemnify the Seller and its successors and permitted assigns (collectively, the “Seller Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Parties in respect of any Loss which such Seller Party may suffer, sustain or become subject to, as the result of, in connection with, relating to or by virtue of:

(i) the breach by Buyer of any representation or warranty made by Buyer contained in this Agreement or any other Transaction Document to the Seller;

(ii) the breach of any covenant or agreement made by Buyer contained in this Agreement or the Transaction Documents; or

(iii) the operations, conduct, errors or omissions of the Company after the date hereof;

provided, that with respect to any claim for indemnification by any Seller Party pursuant to Section 7.2(b)(i) (other than with regard to Fundamental Representations or claims for fraud or willful misrepresentation): (A) Buyer shall have no liability for such claim unless the aggregate amount of Losses with respect to all indemnification claims made pursuant to Section 7.2(b)(i) exceeds the Deductible and then only to the extent the Losses relating to such claims exceed the Deductible; provided, further, that in calculating whether the Deductible has been exceeded, only claims (or series of claims arising from the same or substantially similar facts or circumstances) for Losses in excess of the Mini-Basket shall be considered, (B) Buyer’s maximum liability for all such claims shall not exceed the Cap; provided, that such limitation shall not apply to, and each Seller Party shall be entitled to make, claims for indemnification in respect of (i) Losses arising out of any inaccuracy or breach of any Fundamental Representation and (ii) Losses arising out of fraud or intentional misrepresentation.

(c) Procedure.

(i) Direct Claims. In order to seek indemnification against a party to this Agreement or one of its Affiliates under this Article VII or Section 8.1(c), the party claiming indemnification (the “Indemnified Party”) shall deliver notice (a “Claim Notice”) to the party from whom the indemnification is sought (the “Indemnifying Party”) (which notice, if sent by Buyer, shall be sent to the Seller and shall also be sent to the Escrow Agent). If the Seller has not delivered an Objection Notice pursuant to Section 7.2(c)(ii) for any Claim Notice by the thirty-first (31st) day after the receipt by the Seller of the applicable Claim Notice, Buyer shall deliver to Seller a second copy of such Claim Notice. Unless the Seller shall have delivered an Objection Notice pursuant to Section 7.2(c)(ii) for any Claim Notice (A), Seller shall be deemed to have accepted full responsibility and liability for all Losses set forth in such Claim Notice and (B) if such claim is made against the Indemnification Escrow Amount, the Buyer and the Seller shall, on the sixty-first (61st) day after the receipt by the Seller the applicable second Claim Notice, deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to deliver to Buyer (or its designee) from the Indemnification Escrow Amount an amount equal to the Losses set forth in such Claim Notice.

(ii) Objections to Direct Claims. If the Indemnifying Party shall object in a written statement to a Claim Notice (an “Objection Notice”), and such Objection Notice shall have been delivered to Buyer or the Seller (and the Escrow Agent if the Indemnified Party is a Buyer Party), as applicable, prior to 11:59 p.m. (ET) on the sixtieth (60th) day after the Indemnifying Party’s receipt of the second Claim Notice, no payment shall be made under Section 7.2(c)(i) until such claim shall have been resolved as provided herein.

(iii) Resolution of Direct Claim Conflicts.

(A) If the Indemnifying Party delivers an Objection Notice in accordance with Section 7.2(c)(ii), the Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnified Party is a Buyer Party, and if the Seller and Buyer should so agree as to a resolution to such indemnity claim, Buyer and the Seller shall prepare, execute and deliver to the Escrow Agent a joint written instructions setting forth such agreement, including the amounts Buyer and the Seller agree should be released from the Indemnification Escrow Amount. The Escrow Agent shall be entitled to rely on any joint written instructions and make distributions of the Indemnification Escrow Amount in accordance with the terms thereof.

(B) In the event Buyer and the Seller are unable to agree upon the resolution of an indemnity claim set forth in an Objection Notice within thirty (30) days following delivery of such Objection Notice, or in the event of any other dispute arising pursuant to this Section 7.2 or Section 8.1(c), either Buyer or the Seller may pursue any and all legal or equitable remedies available to them under applicable law, and the Escrow Agent shall only distribute funds thereafter with respect to the claims relating to such Objection Notice pursuant to joint written instructions as described in Section 7.2(c)(iii)(A) or a final, non-appealable court order from a court of competent jurisdiction.

(iv) Third Party Claims. In the event a Buyer Party or the Seller receives a third party claim (a “Third Party Claim”) for which indemnification may be sought hereunder against such Indemnified Party, such Indemnified Party shall promptly provide written notification (a “Third Party Claim Notice”) to the Indemnifying Party (which if the Indemnified Party is a Buyer Party, such Third Party Claim Notice shall be sent to the Seller and the Escrow Agent) of such claim after it receives such Third Party Claim specifying the nature of such Third Party Claim and the amount or estimated amount thereof, together with copies of all notices and documents (including court papers) served on or received by such Indemnified Party, which notice must be identified as a “Third Party Claim Notice.” If the Third Party Claim may result in a claim for Losses payable from the Indemnification Escrow Amount, the Seller shall have the right, at its sole cost and expense, to assume the entire control of the defense, compromise or settlement of such claim (including the selection of counsel reasonably satisfactory to Buyer), subject to the right of the Indemnified Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall solely be at the expense of the Indemnified Party); provided, that the Indemnifying Party will not be entitled to control, and the Indemnified Party will be entitled to have sole control over, the defense, compromise or settlement of any Third Party Claim (and the cost of such defense and any Losses with respect to such Third Party Claim shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder) if (A) seeks non-monetary relief, (B) involves criminal or quasi-criminal allegations, (C) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party’s reputation or future business prospects, (D) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend, or (E) involves a claim which the Indemnified Party believes in good faith could not be satisfied by the Indemnifying Party if the claim were adversely decided; provided that: if the named parties to any Third Party Claim or proceeding include both an Indemnifying Party and the Indemnified Party, and if the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from, or additional to, those available to the Indemnifying Party, then the Indemnified Party shall be entitled, at the Indemnifying Party’s reasonable cost and expense, to one separate counsel of its own choosing. If the Indemnifying Party shall control the defense of any such claim, (X) each Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense thereof and (Y) the Indemnifying Party will not compromise or settle, or offer or consent to compromise or settle, any such action, suit, proceeding, claim or demand (other than, after consultation with the applicable Indemnified Party, an action, suit, proceeding, claim or demand to be settled solely by the payment of money damages) that (A) does not involve granting by the Person or Persons asserting such claim or demand of an unconditional release from all liability of the Indemnified Party and its Affiliates with respect to such claim (and any potential similar or analogous claims), (B) involves any non-monetary relief or remedy, including any restrictions on any Indemnified Party’s ability to operate or compete or (C) involves any admission of wrongdoing or violation of law or acknowledges the Indemnified Party’s liability for future acts, in each case without the prior written consent of the Indemnified Party, which consent may be withheld in the Indemnified Party’s sole discretion. If the Indemnifying Party does not assume the defense of a Third Party Claim within thirty (30) days after receipt of the Third Party Claim Notice (or ceases in good faith to continue the defense), then the Indemnified Party shall have the right to control the defense, compromise or settlement of such Third Party Claim (including the selection of counsel), subject to the right of the Indemnifying Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall solely be at the expense of the Indemnifying Party), and the Indemnified Party will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The party hereto that is not conducting the defense shall provide the party conducting the defense and its counsel with reasonable access during normal business hours to such party’s records and personnel relating to any Third Party Claim and both parties shall otherwise reasonably cooperate in conducting the defense in the defense or settlement thereof.

(d) Calculation of Losses. (a) The amount of any Losses payable under Section 7.2 by the Indemnifying Party shall be net of any (i) amounts actually recovered by the Indemnified Party under applicable insurance policies, or from any other Person alleged to be responsible therefor (net of any expenses incurred in pursuing the claim and the net present value of any premium increase related to the payment of the claim), and (ii) Tax savings attributable to such Losses realized by the Indemnified Party in the taxable year in which such Losses were incurred and the immediately following taxable year (net of incremental Tax liabilities attributable to the indemnification of such Losses), treating all Tax items attributable to such Losses as the last items taken into account for purposes of determining the amount of any such savings. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Loss, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(e) Payments. The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the Parties reasonably agree that there is a reasonable basis for such claim. Amounts paid to or on behalf of any Party as indemnification shall be treated as adjustments to the consideration paid for the Shares hereunder.

(f) Mitigation of Damages. Each Party’s right to indemnification hereunder shall be subject to such Party’s obligations under applicable law to mitigate damages and each Party shall use commercially reasonable efforts to mitigate damages for which indemnification is available hereunder to the extent applicable law requires mitigation of damages for which breach of contract damages are available.

7.3 Offset. Any Loss which any Buyer Party suffers, sustains or becomes subject to and with respect to which such Buyer Party is entitled to indemnification from the Seller pursuant to this Article VII may, at the option of such Buyer Party, be satisfied by setting off all or any portion of such Losses against payment of any amount due to the Seller from any Buyer Party.

7.4 Sole Recourse. Other than in the case of fraud or intentional misrepresentation (including, for the avoidance of doubt, the representations and warranties set forth in Articles IV, V and VI), each of the Parties acknowledges and agrees that the indemnification provisions set forth in this Article VII shall be the exclusive remedy of the Parties with respect to any breaches or alleged breaches of the representations, warranties, covenants or agreements set forth in this Agreement and the Transaction Documents (unless provided for therein), it being agreed that nothing herein shall limit or impair any Party’s right to obtain specific performance, proportionate reduction of the purchase price or other injunctive relief with respect to any such breach or alleged breach of any such representation, warranty, covenant or agreement.

7.5 Escrow Matters.

(a) Recourse. From and after the Closing, any indemnification for a Loss for which a Buyer Party is entitled pursuant to Section 7.2(a) shall be first satisfied by recouping all of such Loss from the Indemnification Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement, until the Indemnification Escrow Amount is exhausted or released pursuant thereto.

(b) Release. Subject to the terms and provisions of the Escrow Agreement, on the date that is eighteen (18) months after the date hereof (the “Escrow Release Date”), Buyer and the Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to the Seller an amount from the Escrow Account equal to the aggregate amount then held in the Escrow Account less an amount equal to the maximum aggregate claims amount in respect of all indemnification claims asserted by a Buyer Party in good faith that are pending as of such date. Thereafter, upon full and final resolution of each such pending claim (including release of any funds to a Buyer Party in respect thereof, if applicable), Buyer and the Seller shall execute and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to the Seller the aggregate amount then held in the Escrow Account less an amount equal to the maximum aggregate claims amount in respect of all indemnification claims asserted by a Buyer Party in accordance with this Agreement and the Escrow Agreement that remain pending as of such date. The Parties agree that, at all times following the Escrow Release Date, the Escrow Agent shall retain in the Escrow Account (to the extent of funds then remaining therein) an amount not less than the maximum aggregate claims amount in respect of all indemnification claims asserted by a Buyer Party in good faith in accordance with this Agreement and the Escrow Agreement that remain pending as of such time.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Tax Matters.

(a) Preparation and Filing of Tax Returns. Buyer shall timely prepare and file, or shall cause to be timely prepared and filed, Tax Returns for the Company with respect to taxable periods ending on or before the date hereof and Straddle Periods, in each such case which are due after the date hereof; provided, however, that Buyer shall provide each such Tax Return (which shall be prepared in a manner consistent with past practices except as otherwise required to comply with applicable law) to the Seller for its review at least thirty (30) Business Days prior to the date on which such Tax Return is to be filed and Buyer shall make all changes reasonably requested by the Seller in good faith (unless Buyer is advised in writing by its independent outside accountants or attorneys that such changes (i) are contrary to applicable Law, or (ii) will, or are likely to, have a materially adverse effect on Buyer or any of its Affiliates). In the event that Buyer does not agree to a requested change by the Seller, and the Seller reasonably believes such change is required by Law, the dispute shall be resolved by the Accounting Arbitrator in a manner consistent with that set forth in Section 2.3(c)(ii) hereof, and such Tax Return shall be filed in the manner determined by the Accounting Arbitrator. The Seller shall pay to Buyer any amount shown to be due on any such Tax Return (to the extent such amount was not reflected in Indebtedness or in the Working Capital, each as finally determined pursuant to Section 2.3) with respect to any Pre-Closing Tax Period no later than five (5) Business Days prior to the due date of such Tax Return. Without the prior written consent of the Seller (not to be unreasonably withheld, conditioned, or delayed), neither Buyer nor any of its Affiliates shall make or change any tax election or file any amended Tax Return or surrender any right to claim a refund of Taxes in respect of any taxable period ending on or prior to the Closing Date if such election, amendment or surrender would have the effect of increasing the Tax liability of the Company or reducing any Tax refund or credit that Company is entitled to receive.

(b) Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Tax Indemnification. The Seller shall indemnify the Buyer Parties and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the date hereof and the portion through the end of the date hereof for any taxable period that includes (but does not end on) the date hereof (each such taxable period, a “Pre-Closing Tax Period”), excluding any such Taxes that constitute Net Overhead Capitalization Tax Cost (which Taxes are the subject of clause (ii) of this Section 8.1(c)), (ii) 50% (fifty percent) of any Net Overhead Capitalization Tax Cost, (iii) all Taxes of any member of an Affiliated Group of which the Company (or any predecessor thereof) is or was a member on or prior to the date hereof, (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iv) any and all Taxes for all taxable periods (and the portion of any Straddle Periods) beginning after the date of Closing that are attributable to any breach of the representations set forth in Section 4.10(xiv) (without regard to any disclosures made with respect to such representations to Buyer in the Disclosure Schedules or otherwise), excluding any such Taxes that constitute Net Overhead Capitalization Tax Cost (which Taxes are the subject of clause (ii) of this Section 8.1(c)), and (v) any and all employment and payroll Taxes imposed with respect to compensatory payments required to be made in connection with the transactions contemplated hereby, excluding, with respect to any such item, the amount (if any) of such item that was taken into account as Indebtedness or Transaction Expenses as finally determined pursuant to Section 2.3. For the avoidance of doubt and purposes of clarity, (A) the fifty percent (50%) portion of the Net Overhead Capitalization Tax Cost that is not an indemnification obligation of the Seller pursuant to this Section 8.1(c) shall constitute a cost that is economically borne by the Buyer through its ownership of the Company following the Closing and (B) a mutually agreed narrative description of concept of Net Overhead Capitalization Tax Cost is set forth on Schedule 8.1(c). Notwithstanding any other provision of this Agreement to the contrary, the obligations under this Section 8.1(c) shall survive indefinitely or until the latest date permitted by law.

(d) Straddle Period. In the case of any taxable period that includes (but does not end on) the date hereof (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll (including withholding with respect to any such Tax) of the Company for the

Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the date hereof (and all Transaction Expenses shall be treated as paid by the Company on or prior to the date hereof to the extent permitted by applicable Law), and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day before the date hereof and the denominator of which is the number of days in the Straddle Period.

(e) Tax Contests. The Seller shall have the right to control, and Buyer shall have the right to participate in (at its own expense), any audit, litigation or other proceeding with respect to Taxes and Tax Returns of the Company for which a Buyer Party would be entitled to indemnification under this Agreement (a “Pre-Closing Tax Contest”); provided, however, that the Seller shall not settle or compromise any such Pre-Closing Tax Contest without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Seller shall keep Buyer reasonably informed of the details and status of such matter (including promptly providing Buyer with copies of all written correspondence regarding such matter). Buyer shall provide the Seller with prompt written notice of any written inquiries by a Governmental Authority relating to a Pre-Closing Tax Contest within five (5) days of the receipt of such notice. If the Seller elects not to control such Pre-Closing Tax Contest, then Buyer shall control such matter, provided in such case that (i) the Seller shall have the right to participate in any such matter (at its own expense), (ii) Buyer shall keep the Seller reasonably informed of the details and status of such matter (including promptly providing the Seller with copies of all written correspondence regarding such matter), and (iii) Buyer shall not settle any such proceedings without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed). In the event of any conflict between this Section 8.1(e) and Section 7.2(c)(iv) (Third Party Claims), the provisions of this Section 8.1(e) shall govern.

(f) Tax Refunds. Refunds of Tax relating to taxable periods ending on or prior to the Closing and that portion of a Straddle Period that is on and prior to Closing under the principles of Section 8.1(d) shall be paid to the Seller by the Company (or any of its Affiliates) to the Seller (net of any incremental Taxes and other reasonable out-of-pocket costs attributable to such refunds) within fifteen (15) days following receipt thereof by the Company (or any of its Affiliates); provided, however, that Buyer shall in no event have an obligation to file or cause to be filed a claim for refund with respect to any Taxes relating to any period. All other refunds of Tax are the property of Buyer.

8.2 Press Releases and Announcements. The Parties agree that no press release or other public announcement (including in any trade journal or other publication) of the transactions contemplated hereby shall be made without the prior written consent of Buyer and the Seller. Notwithstanding anything to the contrary herein, Buyer may issue a press release on or prior to ten (10) Business Days from the date hereof, which press release shall be mutually agreed to in writing by the Parties.

8.3 Further Transfers. The Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Shares and any other transactions contemplated hereby.

8.4 Expenses. Except as otherwise provided herein, each of the Parties shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the other Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

8.5 Employee Matters.

(a) From and after the date of the Closing until the one year anniversary of the date of the Closing, the Buyer and its Subsidiaries shall provide, or shall cause to be provided, to each current (as of immediately prior to the Closing) employee of the Company (collectively, the “Company Employees”) during periods of continued employment with the Company (i) base compensation no less favorable than those that were provided to such Company Employee immediately prior to the date of Closing (excluding equity based, profit sharing and change in control arrangements) and (ii) health, retirement, welfare and other benefits that are substantially comparable in the aggregate to either (i) the benefits that were provided to such Company Employee under the Employee Benefit Plans set forth on Schedule 4.17(a) immediately prior to the date of Closing (excluding equity based, profit sharing and change in control arrangements) or (ii) the benefits that are provided by Buyer and its Affiliates to their other similarly situated employees.

(b) For eligibility and vesting purposes (other than vesting of future equity awards) and for purposes of determining future paid time off accruals and severance amounts under the employee benefit plans of the Buyer and its Affiliates providing any benefits to any Company Employee after the date of Closing (the “New Plans”), each Company Employee shall be credited with his or her hours and years of service with the Company and its predecessors to the same extent that such service was recognized for similar purposes under the Employee Benefit Plans immediately prior to the Closing; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing Buyer shall use commercially reasonable efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar Employee Benefit Plan in which such Company Employee participated (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability, life, vacation or other welfare benefits to any Company Employee (or his or her covered dependents) (collectively, the “Buyer Welfare Plans”), Buyer shall cause all pre-existing condition exclusions and limitations and actively-at-work requirements of such Buyer Welfare Plan to be waived for such Company Employee and his or her covered dependents (to the extent such exclusions, limitations and requirements did not apply to such Company Employee under the Old Plans), and Buyer shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents under the corresponding group health Old Plan during the portion of the plan year of such Old Plans ending on the date such Company Employee’s participation in the corresponding Buyer Welfare Plan begins (such initial plan year of participation, the “Initial Year of Participation”) to be taken into account under such Buyer Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the Initial Year of Participation as if such amounts had been paid in accordance with such Buyer Welfare Plan.

(c) Nothing contained in this Section 8.5, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the Buyer’s, the Company’s or any of their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

8.6 Email Forwarding. The Company shall maintain the email address rolazaba@cal-weld.com under its domain server at no cost for a period of not less than six (6) months from the Closing Date, and shall use commercially reasonable efforts to promptly forward all emails received at such address to olazabarich@gmail.com or such other address as the Guarantor notifies Buyer in writing from time to time.

ARTICLE IX

MISCELLANEOUS

9.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by the Seller, Buyer and the Company. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

9.2 Notices. For purposes of the Closing, the delivery of documents by or to the attorneys or other agents or representatives of a Party shall be deemed to constitute delivery by or to that Party. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or via e-mail (with hard copy to follow). Notices, demands and communications to the Seller, the Company, Guarantor and Buyer shall, unless another address is specified in writing, be sent to the address or facsimile indicated below:

Notice to the Seller or Guarantor:

Richard A. Olazaba

P. O. Box 9015

Kailua-Kona, HI 96745

Email: olazabarich@gmail.com

with a copy (which shall not constitute notice) to:

Polsinelli LLP

2049 Century Park East, Suite 2900

Los Angeles, California 90067

Attention: Marc B. Leh, Esq.

Email: mleh@polsinelli.com

Notice to Buyer or the Company, to:

c/o Ichor Systems, Inc.

3185 Laurelview Ct

Fremont, CA 94538

Attention: Maurice Carson

Email: mcarson@ichorsystems.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

3330 Hillview Avenue

Palo Alto, CA 94304

Attention: Adam D. Phillips, P.C.

Email: adam.phillips@kirkland.com

9.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the Seller and Buyer. Without the prior written consent of any Party, Buyer and its permitted assigns may at any time, in their sole discretion, assign, in whole or in part, (a) their right to receive the Shares to one or more of their Affiliates; (b) their rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing Buyer or any of its Affiliates, such permitted assign or any of its Affiliates and any such lender may exercise all of the rights and remedies of such assignee hereunder and thereunder; and (c) their rights under this Agreement and the other Transaction Documents, in whole or in part, to any subsequent purchaser of Buyer, such permitted transferee or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise); provided, however, that Buyer shall continue to remain liable for all obligations, liabilities, warranties and covenants of Buyer in the event of such assignment.

9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person. Nothing in the disclosure schedules dated as of the date hereof and delivered herewith by the Seller to Buyer (the “Disclosure Schedules”) shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicability to such representation or warranty is reasonably apparent on its face. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Any reference herein to “provided” or “made available” to Buyer means, with respect to any document or information, that the same has been made available to Buyer for a continuous period of at least two (2) Business Days prior to the date of this Agreement by means of the virtual data room located at https://app.box.com/folder/27702414255.

9.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.7 Entire Agreement. The Disclosure Schedules identified in this Agreement are incorporated herein by reference. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

9.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Any action, suit or other proceeding, at law or in equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any state or federal court in San Francisco, California. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN SUCH COURTS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY AND EXCLUSIVELY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

9.10 Delivery by Facsimile or Electronic Mail. This Agreement and any Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or digital imaging and electronic mail, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract shall raise the use of a facsimile machine or digital imaging and electronic mail to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of a facsimile machine or digital imaging and electronic mail as a defense to the formation of a Contract and each such party forever waives any such defense.

9.11 Releases. The Seller (for itself and its heirs, assigns or executors) releases and forever discharges Buyer and all of its Subsidiaries (including the Company) and Affiliates, and their respective directors, officers, agents, equityholders and employees (the “Released Parties”) from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, liabilities of whatever kind or nature in law or equity, by statute, court order, stipulation or otherwise whether now known or unknown, absolute or contingent, liquidated or unliquidated, suspected or unsuspected, and whether or not concealed or hidden (collectively, “Claims”), which have existed or may have existed, or which do exist, through the date hereof of any kind, by reason of any matter, cause, act, omission or thing whatsoever existing or occurring prior to the Closing, except those Claims (i) arising under this Agreement, the other Transaction Documents, the transactions contemplated herein and therein, (ii) relating to fraud or intentional misrepresentation, (iii) arising under the 4302 Lease, as amended, (iv) any entitlement to salary or other compensation or benefits, earned or accrued by or for the benefit of the Seller (or its Affiliates) prior to the Closing in respect of services performed by the Seller (or its Affiliates) as an officer or employee of the Company, or (v) to be indemnified as an officer, director or employee of the Company under (a) the California Corporations Code, (b) the Company’s articles of incorporation or bylaws, or similar organizational documents and indemnification agreements, if any, or (c) any directors’ and officers’ liability insurance policy maintained by the Company or its Affiliates. The Seller understands that this is a full and final release of all claims, demands, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties by reason of any matter, cause, act, omission or thing whatsoever existing or occurring prior to the Closing, except as expressly set forth in this Section. The Seller represents that it is not aware of any such claim, lien or cause of action. To the extent permitted by law, the Seller expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, including, without limitation, California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Seller understands the significance of its release of unknown claims and its waiver of statutory protection against a release of unknown claims.

Such released claims include, without in any way limiting the generality of the foregoing language, any and all claims of employment discrimination under any local, state, or federal law or ordinance, including, without limitation, Title VII or the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; or the Age Discrimination in Employment Act of 1967, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1966, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters. The Seller, if applicable, shall cause his spouse to join in any applicable releases as may be reasonably requested by Buyer.

9.12 No Third-Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties, their heirs, legal guardians and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties, their heirs, legal guardians, successors and permitted assigns, any legal or equitable rights hereunder.

9.13 Incorporation of Appendices, Exhibits and Schedules. The appendices, exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.14 Guarantee. Guarantor is executing this Agreement to guarantee the performance of the Seller. Guarantor guarantees, irrevocably, absolutely and unconditionally, in favor of Buyer that the Seller shall fully, completely and timely pay and perform all of the Seller’s obligations under this Agreement and the Transaction Documents (the “Guaranteed Obligations”). If the Seller fails or refuses to pay or perform any Guaranteed Obligation when due and payable in accordance with the terms hereof, Guarantor shall, upon the written request of Buyer, immediately pay or perform such obligations, as applicable. Buyer acknowledges and agrees that (i) in connection with certain of the Guaranteed Obligations (including those arising under Section 7.2(a) and Section 8.1(c)(ii)), as provided herein (including Sections 7.5(a)), Buyer is required to first satisfy such Guaranteed Obligations from the Indemnification Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement, until the Indemnification Escrow Amount is exhausted or released pursuant thereto, and (ii) Guarantor is and shall be entitled to the same benefits as the Seller described in the foregoing clause (i). The obligations of Guarantor hereunder shall be continuing, absolute and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any of the following: (a) any modification, amendment, restatement, waiver or rescission of, or any consent to the departure from, any of the terms of this Agreement approved by the Seller; (b) except as expressly stated herein, any exercise or non-exercise by Buyer of any right or privilege under this Agreement or any notice of such exercise on non-exercise; (c) any extension, renewal, settlement, compromise, waiver or release in respect of any Guaranteed Obligation, by operation of law or otherwise, to the extent approved by or applicable to the Seller, or any assignment of any Guaranteed Obligation by Buyer; (d) any change in the corporate existence, structure or ownership of the Seller; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Seller or its assets or any resulting release or discharge of any Guaranteed Obligation; (f) the existence of any defense, set-off or other rights (other than a defense of payment or performance) that Guarantor may have at any time against the Seller, whether in connection herewith or any unrelated transactions; or (g) any other act or failure to act or delay of any kind by the Seller or, prior to the Closing, the Company. This Section 9.14 shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored, returned or rejected by Buyer for any reason.

* * * *

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or has caused this Agreement to be executed by its respective officer thereunto duly authorized, all as of the day and year first above written.

THE COMPANY:

CAL-WELD, INC.

By:	/s/ Richard A. Olazaba
Name:	Richard A. Olazaba
Title:	Secretary

SELLER:

RICHARD A. OLAZABA REVOCABLE TRUST U/D/T DATED MARCH 9, 2011

By:	/s/ Richard A. Olazaba
Name:	Richard A. Olazaba
Title:	Trustee

GUARANTOR:

/s/ Richard A. Olazaba
RICHARD A. OLAZABA

Cal-Weld - Stock Purchase Agreement

BUYER:

ICHOR HOLDINGS, LLC

By:	/s/ Maurice Carson
Name:	Maurice Carson
Title:	President and Chief Financial Officer

Cal-Weld - Stock Purchase Agreement